Exhibit 4(f)

                       LOAN AND WARRANT PURCHASE AGREEMENT

         THIS LOAN AND WARRANT PURCHASE AGREEMENT (this "Agreement") is made effective as of October 25, 1995, by and between TRACER Design, Inc., an Arizona corporation ("TRACER"), and ____________________________________________________
__________________________________________________________________("Purchaser").

         PREMISES: TRACER desires to borrow $_______ (the "Loan") from Purchaser, and Purchaser is willing to make such Loan to TRACER in consideration of TRACER issuing to Purchaser a warrant to purchase ______ shares of the Class A Common Stock, $.001 par value of TRACER (the "Warrant Shares"), a form of which is attached to this Agreement as Exhibit I (the "Warrant"), on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, TRACER and Purchaser agree as follows:

         1. Issuance,  Sale and Delivery of Warrant.  At the Closing (defined in
Section 2) TRACER agrees to issue and deliver to Purchaser and Purchaser agrees to receive from TRACER the Warrant in consideration of Purchaser making the Loan to TRACER.

         2. Closing. The issuance and delivery of the Warrant shall take place at the offices of TRACER on October 25, 1995 at 10 a.m. local time, or at such other location, date and time as may be agreed upon between Purchaser and TRACER (such transaction being the "Closing" and such date and time being the "Closing Date"). At the Closing TRACER shall issue and deliver to Purchaser the Warrant registered in the name of Purchaser, and a promissory note evidencing the Loan. In exchange for such delivery, Purchaser shall deliver its check payable to the order of "TRACER Design, Inc." in the amount of the Loan.

         3. Representations and Warranties of TRACER. TRACER represents and warrants to Purchaser as follows:

                  (a) Organization and Standing; Charter and Bylaws. TRACER is a corporation duly organized and existing under and by virtue of the laws of the State of Arizona and is in good standing under such laws. TRACER has requisite corporate power and authority to own its property and to carry on its business as presently conducted or as proposed to be conducted.

                  (b) Corporate Power. TRACER has all requisite legal and corporate power to sell and issue the Warrant to Purchaser and in all other respects to carry out and perform its obligations under this Agreement.

                  (c) Capitalization. The authorized capital stock of TRACER consists of 400,000 shares of preferred stock, $.001 par value, of which no shares are issued and outstanding; 500,000 shares of class A common stock, $.001 par value, of which 10,000 shares are issued and outstanding, and 100,000 shares of class B common stock, $.001 par value, of which no shares are issued and outstanding. Prior to the Closing TRACER will have no equity securities issued or outstanding except those disclosed on Exhibit II attached hereto, which contains a list of all holders of capital stock of TRACER and their respective shareholdings. Except as disclosed on Exhibit II, there are no outstanding warrants, options, agreements, convertible securities or other commitments pursuant to which the Corporation is or may become obligated to issue any shares of its capital stock or other securities of the Corporation, except as contemplated by this Agreement. There are, and immediately upon consummation at the Closing of the transactions contemplated hereby there will be, no preemptive or similar rights to purchase or otherwise acquire shares of capital stock of TRACER pursuant to any provision of law, the Certificate of Incorporation or Bylaws of TRACER, or any agreement to which TRACER is a party, or otherwise, except as contemplated by this Agreement and in that certain Amended and Restated Stockholders' Agreement dated as of July 13, 1995 by and among TRACER and the Stockholders party thereto (the "Stockholders' Agreement"), a copy of which is attached as Exhibit
         III. All shares of common stock and other securities issued by TRACER prior to the Closing have been issued in transactions exempt from registration under the Securities Act of 1933, as amendment (the "Securities Act") and in compliance with applicable state securities laws ("Blue Sky Laws"). TRACER does not believe that it has violated the Securities Act or Blue Sky Laws in connection with the issuance of any shares of common stock or other securities prior to the Closing.

                  (d) Authorization. All corporate action on the part of TRACER necessary for the authorization, execution, and delivery of this Agreement, and performance of all of TRACER's obligations hereunder, including issuance and delivery of the Warrant, shall have been taken prior to the Closing.

                  (e) Corporate Law Status. When the Warrant has been issued, delivered and paid for in accordance with this Agreement, it will be validly issued, fully paid and non-assessable and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through any act or omission on the part of TRACER. The issuance, sale or delivery of the Warrant is not subject to any preemptive right of stockholders of TRACER or to any right of first refusal or other right in favor of any person.

                  (f) Validity. This Agreement has been duly executed and delivered by TRACER and constitutes the legal, valid and binding obligation of TRACER, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally, and except as enforceability may be subject to general principles of equity, whether applied in a court of equity or at law or by an arbitration panel.

         4. Representations and Warranties of Purchaser. Purchaser represents and warrants to TRACER, and where so stated, promises as follows:

                  (a) Unregistered Securities. Purchaser understands that the Warrant has not been registered under the Securities Act of 1933 or any state securities laws (collectively, "Securities Laws") in reliance upon an exemption from registration accorded for nonpublic offerings. Purchaser further recognizes that the Warrant may not be sold unless it and the transaction in which it is to be sold have been registered under the Securities Laws or an exemption from registration is available for such sale. Purchaser accepts that the Warrant will bear a legend to that effect. Further, Purchaser recognizes that TRACER has made no representations as to registration of the Warrant under the Securities Laws and that no registration is anticipated ever to occur.

                  (b) Investment Intent. Purchaser is acquiring the Warrant for its own account for investment and not with a view to resale or distribution. The Purchaser promises that it will not sell, hypothecate, transfer or otherwise dispose of the Warrant, or attempt so to do, unless it has been registered under the Securities Laws or, in the opinion of counsel reasonably acceptable to TRACER and its counsel, an exemption from registration is available.

                  (c) Negotiation; Access to Information. The terms of Purchaser's purchase of the Warrant were established by negotiations between Purchaser and TRACER's representative, and in connection therewith, Purchaser was given access to the relevant information it requested concerning TRACER's condition and operations, and the opportunity to ask questions of and receive answers from TRACER's representatives. Purchaser is knowledgeable and experienced in financial and business matters and, on the basis of the information it received concerning TRACER's condition and operations, Purchaser is in a position to make an informed investment decision concerning its investment in the Warrant and the risks attending such investment. Further, in light of its financial position, Purchaser is able to bear the economic risks of investment in the Warrant.

                  (d) Legends; Stop Transfer Orders. Purchaser hereby consents and agrees that TRACER may imprint on any certificate evidencing the Warrant or any of the Warrant Shares an appropriate legend or notification to the effect that such shares are not freely transferable and may be transferred only in compliance with applicable securities laws. Purchaser further consents and agrees that TRACER may give appropriate "stop order" instructions in this regard to any transfer agent for the Warrant or the Warrant Shares.

                  (e) Compliance; Indemnity. Purchaser hereby expressly promises not to offer for sale or sell the Warrant or any of the Warrant Shares, or any interest therein, except in compliance with the Securities Act of 1933, as amended, and other applicable securities laws and regulations, including those of the State of Arizona. Purchaser hereby promises to indemnify TRACER, together with its officers and directors, against any and all liabilities, losses, damages and expenses (including reasonable attorney fees) arising (directly or indirectly) from or in connection with any disposition of the Warrant or the Warrant Shares, or any interest therein, in violation of (or allegedly in violation of) applicable securities laws or regulations, including all such expenses incurred in connection with the defense against any such claim.

                  (f) No Transfer; Stockholder's Agreement. Purchaser promises not to transfer the Warrant or any interest therein without the prior written consent of TRACER. In addition, Purchaser acknowledges that in connection with the exercise of the Warrant, any holder will be required as a condition to such exercise to become bound by and obligated under the Stockholder Agreement for so long as it shall be in effect.

                  (g) Delivery of Investment Letter upon Exercise of Warrant. At the request of TRACER, Purchaser shall deliver upon exercise of the Warrant an investment letter in form and substance substantially to the effect of Sections 4(a)-(e) above.

         5. Conditions to the Obligations of Purchaser. The obligation of Purchaser to make the Loan and receive the Warrant on the Closing Date is, at Purchaser's sole option, subject to satisfaction on or before the Closing Date of the following conditions:

                  (a) Representations and Warranties to Be True. The representations and warranties contained in Section 3 shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

                  (b) Performance. TRACER shall have performed and complied with all agreements contained herein and required to be performed or complied with by it prior to or at the Closing Date.

                  (c) Proceedings. All corporate and other proceedings to be taken by TRACER in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Purchaser and its counsel.

                  (d) Survival. All covenants, representations and warranties made in this agreement shall survive until the expiration of the term of the Warrant.

         6. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be amended or modified, and no provisions may be waived, without the written agreement of TRACER and Purchaser.

         IN WITNESS WHEREOF, TRACER and the Purchaser have executed this Agreement as of the day and year first above written.

                                       TRACER:

                                       TRACER Design, Inc.


                                       By: ___________________________________
                                           Chad Little
                                           Its President

                                       PURCHASER:

                                       _________________________________________


                                       By: ___________________________________

                                    EXHIBIT I
                                [attach Warrant]

                                   EXHIBIT II

Stockholders:

Chad Little                            127,500 shares of Class A Common Stock
Lonnie Whittington                      61,250
Jim Layne                               61,250
Glenn Gomez                              5,102

Stock Option Holders:

Mike Turico                              8,697
Doug Hall                                8,697
Dennis Wodarz                           11,596
Donald Fairall                           5,797

Warrant Holders:

Pickwick Group LLC                        5,100 shares


Potential Warrant/Stock Grant to Frank Helstab and/or Don Reynolds (32,909 shares; to be determined)

Potential increase in shares to Glenn Gomez of 5,102 shares in connection with offering

Potential Warrants to bridge lenders for $40,000 aggregate bridge loans (6,800 shares)

                                   EXHIBIT III
                        [attach Stockholders' Agreement]

Schedule to Exhibit 4(f) - Form of Loan and Warrant Purchase Agreement

List of Purchasers:

         Thomas Lescault
         Terrance Morris
         Douglas and Susan Greenwood
         Pickwick Group LLC
         Geoffrey Herter